Exhibit 10.52

EXECUTION COPY

THIRD AMENDMENT
TO
EMPLOYMENT AGREEMENT

This amendment (“Third Amendment”), dated as of January 18, 2017 (“Amendment Date”), shall amend the employment agreement dated as of September 18, 2014, by and between Discovery Communications, LLC (“Company”) and Andrew Warren ("Executive"), as further amended (the “Employment Agreement”).

WHEREAS, Executive and Company previously entered into the Employment Agreement, which sets forth the terms and conditions of Executive’s employment with Company;

WHEREAS, Executive and Company amended the employment agreement in February 2016, and further amended it in September 2016, to agree that Executive would separate employment with Company as of February 28, 2017, and to set forth the terms of Executive’s transition and separation; and

WHEREAS, the parties now desire to adjust Executive’s separation date and to make certain other changes, as described below.

NOW THEREFORE, in consideration of the mutual promises and covenants set forth in this Third Amendment, the parties hereby agree to amend the Employment Agreement as follows:

1.	Term of Employment: The references in Section II to “February 28, 2017” are hereby replaced by “March 31, 2017.”

2.	2017 Bonus and Contractual Bonus: For the avoidance of doubt:

a.	Executive shall be eligible for the Prorated Bonus for 2017, as provided in Section IV(D)(2)(b)(i) of the Employment Agreement, based on service through March 31, 2017.

b.	The additional annual bonus at target that is specified in Section IV(D)(2)(b)(ii) shall be paid at the same time that the Base Salary Continuation payments commence.

3.
Equity Eligibility: Consistent with the provisions of Section II of the Employment Agreement, as amended, Executive’s separation as of March 31, 2017, shall be considered a termination without Cause for purposes of Company’s plans and programs. Notwithstanding anything to the contrary set forth in any plan document or implementing award agreement, Executive waives any entitlement to vesting of any award under the Stock Plan (as defined in the Employment Agreement) with respect to any award with a scheduled vesting date that is more than 90 days after March 31, 2017.

4.
Entire Agreement:   This Third Amendment contains the entire agreement of the parties with respect to the subject matter of the Third Amendment and supersedes any agreements, oral or written, that relate to the subject matter hereof, except that this Third Amendment does not affect the rights and obligations of the Employment Agreement except as specifically amended by this Third Amendment. For the avoidance of doubt, Company’s obligation to make the Severance Payment, and the requirement that Executive execute the release agreement required by Section IV(D)(3), continues to apply. This Third Amendment may be executed in one or more counterparts, all of which together shall constitute a single instrument.

EXECUTIVE:                            DATE:

/s/ Andrew Warren                            1/18/17
Andrew Warren

Discovery Communications, LLC                    DATE:

/s/ Adria Alpert Romm                        1/19/17

Name: Adria Alpert Romm

Title: Chief Human Resources Officer